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                                                               EXHIBIT 11.1

                 PRO FORMA COMPUTATION OF EARNINGS PER SHARE

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
                                        FOR THE YEAR ENDED FOR THE SIX MONTHS
                                        DECEMBER 31, 1995  ENDED JUNE 30, 1996
                                        ------------------ -------------------
Net Income (in 000's)..................    $    94,929         $    55,601
                                           -----------         -----------
Pro forma weighted average number of
 shares outstanding....................     90,000,000          90,000,000
                                           -----------         -----------
Pro forma earnings per share...........           1.05                0.62
                                           ===========         ===========
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